FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "First Amendment"), is entered into effective as of this 30th day of December, 2008, by and between MEREDITH CORPORATION, an Iowa corporation (the "Company"), and JACK GRIFFIN, the "Executive").

WITNESSETH:

WHEREAS, the Company and the Executive previously entered into a Employment Agreement, dated as of March 9, 2008, (the "Employment Agreement");

WHEREAS, the Company desires to amend said Employment Agreement to conform with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code");

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree that the Employment Agreement shall be amended as set forth below:

1. Subsection 7.2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

7.2      In addition to benefits described in Section 7.1 during the Term of this Agreement, Griffin shall also receive or participate in, to the extent permitted by law, the various perquisites and plans generally available to officers of the Company in accordance with the provisions thereof as in effect from time to time including, without limitation, the following perquisites to the extent the Company continues to offer them: an automobile or automobile allowance, tax and estate planning, and executive life insurance (if insurable). Griffin shall also be reimbursed for the regular annual dues for the Yale Club and the New York Athletic Club and for the initiation fees and regular annual dues at a mutually agreed upon country club incurred by Griffin in furtherance of the Company's business. All such reimbursements or in-kind benefits shall be payable by the Company on or before the last day of Griffin's taxable year following the taxable year in which the expense was incurred. The expenses paid or in-kind benefits provided by the Company during any taxable year of Griffin will not affect the expenses paid or in-kind benefits provided by the Company in another taxable year. This right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In addition, Griffin shall participate in the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan.

2. Section 8 of the Employment Agreement is hereby amended and restated in its entirety as follows:

8. Expense Reimbursements.

During Griffin's employment with the Company, Griffin will be entitled to receive reimbursement by the Company for all reasonable, out-of-pocket expenses incurred by him (in accordance with policies and procedures established by the Company), in connection with his performing services hereunder, provided Griffin properly accounts therefor. All such reimbursements shall be payable by the Company on or before the last day of Griffin's taxable year following the taxable year in which the expense was incurred. The expenses paid by the Company during any taxable year of Griffin will not affect the expenses paid by the Company in another taxable year. This right to reimbursement is not subject to liquidation or exchange for another benefit.

3. Subsections 9.1, 9.2, 9.4 and 9.6 of the Employment Agreement are hereby amended and restated in their entirety as follows:

9.1      Death. In the event of the death of Griffin during the Term of this Agreement or during the period when payments are being made pursuant to Sections 6 or 9.2, this Agreement shall terminate and all obligations to Griffin shall cease as of the date of death except that, (a) the Company will pay to the legal representative of his estate in substantially equal installments the Base Salary and Stay Bonus under Section 5.3 until the end of the month of the first anniversary of Griffin's death (but not beyond June 30, 2011) with each installment treated as a separate "payment" for purposes of Section 409A of the Code, such that any payment that would otherwise be payable within 2 1/2 months after Griffin's taxable year in which his employment with the Company is terminated or, if later, within 2 1/2 months after the end of the Company's taxable year in which Griffin's employment with the Company is terminated (the "Short Term Deferral Period") is exempt from Section 409A of the Code, and (b) all rights and benefits of Griffin under the benefit plans and programs of the Company in which Griffin is a participant, will be provided as determined in accordance with the terms and provisions of such plans and programs. Any MIP bonus (or amounts in lieu thereof) pursuant to Section 5, payable for the fiscal year in which Griffin's death occurs, shall be determined by the Compensation Committee at its meeting following the end of such fiscal year pro rata to the date of death and promptly paid to Griffin's estate. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Griffin and the Company with respect to such awards.

9.2      Disability. If Griffin shall become permanently incapacitated by reasons of sickness, accident or other physical or mental disability, as such incapacitation is certified by a physician chosen by the Company and reasonably acceptable to Griffin (if he is then able to exercise sound judgment), and shall therefore be unable to perform any substantial gainful activity, then the employment of Griffin hereunder and this Agreement may be terminated by Griffin or the Company upon thirty (30) days' written notice to the other party following such certification. Should Griffin not acquiesce (or should he be unable to acquiesce) in the selection of the certifying doctor, a doctor chosen by Griffin (or if he is not then able to exercise sound judgment, by his spouse or personal representative) and reasonably acceptable to the Company shall be required to concur in the medical determination of incapacitation, failing which the two doctors shall designate a third doctor whose decision shall be determinative as of the end of the calendar month in which such concurrence or third-doctor decision, as the case may be, is made. After the final certification is made and the 30-day written notice is provided, the Company shall pay to Griffin, at such times as Base Salary provided for in Section 3 of this Agreement would normally be paid, 100% of Base Salary for the first twelve months following such termination, 75% of Base Salary for the next twelve-month period and 50% of Base Salary for the remaining period of what would have constituted the current Term of employment but for termination by reason of disability (but in no event beyond June 30, 2011) with each installment treated as a separate "payment" for purposes of Section 409A of the Code, such that any payment that would otherwise be payable during the Short Term Deferral Period is exempt from Section 409A of the Code. Following the termination pursuant to this Section 9.2, the Company shall pay or provide to Griffin such other rights and benefits of participation under the employee benefit plans and programs of the Company to the extent that such continued participation is not otherwise prohibited by applicable law or by the express terms and provisions of such plans and programs. Furthermore, nothing contained in this Section 9.2 shall preclude Griffin from receiving the benefit of his target MIP bonus and Stay Bonus for the initial year in which a short-term disability occurs pursuant to the provisions of Section 6. All benefits provided under this Section 9.2 shall be in replacement of and not in addition to benefits payable under the Company's short-term and long-term disability plans, except to the extent such disability plans provide greater benefits than the disability benefits provided under this Agreement, in which case the applicable disability plan(s) would supersede the applicable provisions of this Agreement. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Griffin and the Company with respect to such awards.

9.4      Without Cause. The other provisions of this Agreement notwithstanding, the Company may terminate Griffin's employment, remove him as an officer and terminate this Agreement at any time for whatever reason it deems appropriate, with or without cause and with or without prior notice. In the event of such a termination of Griffin's employment and this Agreement, Griffin shall have no further obligations of any kind under or arising out of the Agreement (except for the obligations of Griffin under Section 10) and the Company shall be obligated only to promptly pay Griffin within the Short Term Deferral Period the following in a lump sum payment: (a) Base Salary, the target MIP bonus and the Stay Bonus amounts provided in Section 5 of this Agreement through the end of the then current Term of this Agreement (the "Remaining Term") as provided for under Section 2 of this Agreement, but no less than a total of twenty-one months of Base Salary, target bonus under the MIP or successor plans and Stay Bonus; and (b) any other amounts due and owing not then paid; provided, however, that in the event that as a result of such termination of employment Griffin would otherwise be entitled to a severance payment (a "Change of Control Severance Payment") under Section 4 of the Amended and Restated Severance Agreement dated as of the 30th day of December, 2008, between Griffin and the Company (the "Severance Agreement"), Griffin shall be entitled to the amounts described in clause (b) above and the greater of: (i) the cash severance benefits described in clause (a) of this sentence and (ii) the cash severance benefits described in Section 4(a) of the Severance Agreement, but in no event to both payments.

After the date of termination under this Section 9.4 or Section 9.6, Griffin shall not be treated as an employee for purposes of the Company's employee benefit plans or programs even though he may continue to receive payments as provided in this Section 9.4, except: that Griffin and his eligible dependents shall continue, to the extent permitted by law, to be covered by health and welfare insurance plans or programs in which Griffin and his eligible dependents participate immediately prior to Griffin's termination of employment for the Remaining Term; provided, however, that if during such time period Griffin should enter into employment with a new employer and become eligible to receive comparable insurance benefits, the continued insurance benefits described herein shall automatically cease. In the event that Griffin is ineligible, for whatever reason, to continue to be so covered with respect to any of the above-referenced plans or programs, the Company shall provide substantially equivalent coverage through other sources (determined on an after-tax basis). In the event Griffin would otherwise be entitled to a Change of Control Severance Payment under the Severance Agreement as a result of a termination of employment under this Section 9.4, Griffin may elect to receive the continued health and welfare insurance benefits under this Section 9.4 or under Section 4(b) of the Severance Agreement, but in no event both benefits.

Furthermore, in the event of a termination Without Cause, Griffin shall be presumed to have met eligibility requirements specified in Section 2.4 of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan or any successor thereto and he shall be entitled to the amounts that have accrued under such plans through the date of his termination without cause. All awards of restricted stock and stock options shall automatically vest and be exercisable for the full unexpired term of the option.

Griffin agrees that the payments described in this Section 9.4 shall be full and adequate compensation to Griffin for all damages Griffin may suffer as a result of the termination of his employment pursuant to this Sections 9.4 or 9.6, and in consideration of the payments and benefits provided in this Section 9.4, Griffin agrees to execute a Waiver and Release Agreement in the form attached hereto as Attachment A; provided, however, that, except as specifically provided for under this Section 9.4, any rights and benefits Griffin may have under the employee benefit plans and programs of the Company, in which Griffin is a participant, shall be determined in accordance with the terms and provisions of such plans and programs.

9.6      Change in Title, Duties, Reporting Relationship or Location. If at any time prior to the end of the Term of this Agreement (a) an adverse change is made to Griffin's title as President, Meredith Publishing Group, (b) an adverse material change is made with respect to Griffin's having such responsibility and authority as has historically attached to being President, Meredith Publishing Group, (c) a change is made in Griffin's reporting relationship to Steve Lacy or his successor, or (d) an involuntary change is made to the location of Griffin's principal office more than twenty-five (25) miles from its current location or more than twenty-five (25) miles from where he maintains his primary residence, Griffin shall have the right to terminate his employment with the Company after first giving the Company written notice of the violation within ninety (90) days of its initial existence and providing a period of thirty (30) days in which the violation may be cured and by thereafter, if such violation has not been corrected or cured, by giving written notice within ninety (90) days of his termination, and such termination shall be deemed to be termination by the Company without "Due Cause," and such termination shall be treated in accordance with the terms of Section 9.4 above.

4. Section 14 of the Employment Agreement is hereby amended and restated in its entirety as follows:

14. Entire Agreement.

This Agreement and those plans and agreements referenced herein, including, but not limited to, the Severance Agreement entered into between the Company and Griffin on the 30th day of December, 2008, contain all the understandings and representations between the parties hereto pertaining to the subject of the employment of Griffin by the Company and supersede all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto.

5. The Employment Agreement, as amended by this First Amendment, is, and shall continue to be and remain, in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer of the Company and the Executive has executed this Amendment as of the day and year first above written.

MEREDITH CORPORATION	EXECUTIVE
By:_/s/ Stephen M. Lacy___________	/s/ Jack Griffin______________
Stephen M. Lacy,	Jack Griffin
President and Chief Executive Officer